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                                                                    EXHIBIT 23.1


                                                 CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
VerticalNet, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-72143) on Form S-8 of VerticalNet, Inc. of our reports dated February 22, 1999, relating to the consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows and related schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of VerticalNet, Inc.

                                              KPMG LLP

Philadelphia, Pennsylvania
March 26, 1999